Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the Registration Statements (Form S-8 Nos. 333-43536, 333-107245, 333-75314, 333-126991, 333-126993) pertaining to the Employee Stock Purchase Plan, 2000 Equity Incentive Plan, and 2005 Stock Incentive Plan of American Medical Systems Holdings, Inc. of our reports with respect to the consolidated financial statements and schedule of American Medical Systems Holdings, Inc., American Medical Systems Holdings, Inc. management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of American Medical Systems Holdings, Inc. dated February 28, 2006 (except for Note 15, as to which the date is June 17, 2006), for the year ended December 31, 2005, appearing in Exhibit 99.1 to this Current Report on Form 8-K of American Medical Systems Holdings, Inc.

/s/ Ernst & Young LLP

Minneapolis, Minnesota
June 19, 2006